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                                                                    Exhibit 99.1

NEWS RELEASE -- For Immediate Release

                                                              (VISTEON (R) LOGO)

VISTEON CLOSES $350 MILLION TERM LOAN

VAN BUREN TOWNSHIP, Mich., Jan. 9, 2006 -- Visteon Corporation (NYSE:VC) today announced that it has closed on a new 18-month secured term loan of $350 million. The new term loan, which will expire on June 20, 2007, replaces the company's $300 million secured short-term revolving credit facility that expired on Dec. 15, 2005.

The new term loan was made a part of the company's existing $775 million five-year facility agreement. The terms and conditions of the agreement were also modified to align various covenants with Visteon's restructuring initiatives and to make changes to the consolidated leverage ratios. Visteon also amended its $250 million delayed draw term loan agreement, which also expires in June 2007, to reflect substantially the same terms and conditions.

The new limits on the consolidated leverage ratios are as follows: 4.75 for the quarters ending Dec. 31, 2005 and March 31, 2006, 5.25 for the quarter ending June 30, 2006, 4.25 for the quarter ending Sept. 30, 2006, 3.00 for the quarter ending Dec. 31, 2006, 2.75 for the quarter ending March 31, 2007 and 2.50 thereafter.

Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 50,000 people.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford's vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements or obtain any necessary waivers or amendments thereto; the financial distress of our suppliers; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005). We assume no obligation to update these forward-looking statements.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
MEDIA INQUIRIES            INVESTOR INQUIRIES       Visteon Corporation
Jim Fisher                 Derek Flebig             One Village Center Drive
734-710-5557               734-710-5800             Van Buren Twp., Mich., 48111
jfishe89@visteon.com       dfiebig@visteon.com